UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): March 10, 2011

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53473	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2007 Enterprise Avenue

League City, Texas 77573

(Address of principal executive offices)

Telephone – (281) 538-5938

Pole Perfect Studios, Inc.

(Former name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

     .      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

     .      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2011, our Board of Directors increased the number of members of the Board of Directors from two to three, thereby creating one vacancy in the Board of Directors.  Contemporaneously, the Board appointed Wayne Turner as a new member to the Board of Directors, to fill the newly created vacancy.

Biographical information regarding Mr. Turner follows:

Wayne Turner – age 61

Mr. Turner is presently the Managing Partner of, JEBCO Seismic, LP, a position he has held since 1989, and is the Managing Partner of Big Thicket Oil & Gas, L.P., a position he has held since 2001.  Mr. Turner took over management of JEBCO in 1989, when he bought into the company.  JEBCO is a fully independent international geophysical data acquisition contractor.  Jebco’s non-exclusive surveys and third party datasets represent a unique and readily available source of information for both mature and frontier regions.  JEBCO has operated both offshore and onshore in Canada and the U.S.  JEBCO has also conducted surveys in the North Sea, Africa, Asia, and South America.  One of JEBCO’s most significant accomplishments was signing an agreement with the Ministry of Geology in the USSR in 1989. The company was active in Russia, Kazakhstan, Uzbekistan, and Azerbaijan (before and after the break-up of the USSR). The company provided oil and gas exploration information to the industry, assisted in license rounds, and assisted in direct negotiations for oil and gas properties in these countries.  Mr. Turner spent significant time in these countries and personally negotiated all relevant agreements involved.

Mr. Turner started Big Thicket Oil & Gas, L.P. in 2001. This company is active in oil and gas exploration in Texas, Louisiana, Oklahoma, and New Mexico at the present time. Most of the activity is through partnerships, allowing the company to remain small in staff, but have access to expertise in different areas through these partnerships. Big Thicket does not operate wells, but is involved in generating and evaluating prospects.

Mr. Turner graduated in 1971 from the University of Houston with a degree in Electrical Engineering. He is active in various charitable organizations; primarily the Houston Livestock Show and Rodeo and Houston Children’s Charities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: March 11, 2011	By: /s/ Thomas Lapinski
Thomas Lapinski
President and Chief Executive Officer

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